Exhibit 21

Subsidiaries of the Registrant

Parent	Subsidiary	State of Incorporation	Percentage of Ownership

Security Federal Corporation	Security Federal Bank	United States	100%

	Security Federal Statutory Trust	South Carolina	100%

Security Federal Bank	Security Federal Insurance, Inc.	South Carolina	100%

	Security Federal Investments, Inc.*	South Carolina	100%

	Security Federal Trust, Inc.*	South Carolina	100%

	Security Financial Services Corporation	South Carolina	100%

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* Liquidated by the Bank on April 1, 2009.